Exhibit (a)(5)(viii)

PRESS RELEASE

CONTACT:

Dan Sullivan 212-929-5940

Daniel H. Burch 212-929-5748

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

F&H ACQUISITION CORP. INCREASES TENDER OFFER PRICE FOR

FOX & HOUND RESTAURANT GROUP TO $15.75 PER SHARE

Dallas, TX – January 13, 2006 — Today, F&H Acquisition Corp., an entity owned by Newcastle Partners, L.P. and Steel Partners II, L.P., announced that NPSP Acquisition Corp., a wholly-owned subsidiary of F&H Acquisition Corp., will increase its cash tender offer to purchase all of the outstanding shares of Fox & Hound Restaurant Group (Nasdaq:FOXX) not already owned by it from $15.50 per share to $15.75 per share.

Mark Schwarz, the managing member of Newcastle Partners, stated: “We believe that this offer provides Fox & Hound’s stockholders with a clearly superior alternative to the Levine Leichtman transaction recommended by the Board of Directors.”

The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Monday, February 6, 2006, unless the offer is extended.

The offer is not subject to or conditioned upon any financing arrangements. The tender offer remains subject to the same conditions as F&H Acquisition Corp.’s original offer, including (i) there being validly tendered and not withdrawn a number of shares of Fox & Hound, which, together with the shares then owned by F&H Acquisition Corp. and its subsidiaries (including NPSP Acquisition Corp.), represents at least a majority of the total number of shares of Fox & Hound outstanding on a fully-diluted basis, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the obtaining of all consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities and (iv) F&H Acquisition Corp. being satisfied that Section 203 of the Delaware General Corporation Law is inapplicable to the Offer to Purchase and the potential merger thereafter.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY FOX & HOUND’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT F&H ACQUISITION CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2006 AND PLANS TO AMEND TODAY. FOX & HOUND STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT 1-800-322-2885 OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.